SECOND AMENDMENT
TO THE
DISCOVER FINANCIAL SERVICES
CHANGE IN CONTROL SEVERANCE POLICY
(Effective September 21, 2007)
(As Amended June 23, 2008)

WHEREAS, Discover Financial Services (the "Company") maintains the Discover Financial Services Change in Control Severance Policy, as amended (the "Policy"); and

WHEREAS, the Company previously has amended the Policy and now considers it desirable to further amend the Policy;

NOW, THEREFORE, pursuant to the power reserved to the Company by Section 16 of the Policy, the Policy, as previously amended, be and is hereby further amended, effective as of March 1, 2011, by substituting the following for the text of Section 9(a) of the Policy:

“Notwithstanding anything in this Policy to the contrary, and except with respect to (i) any individual who becomes an Eligible Executive after February 28, 2011 who has an express term in an offer letter providing that the individual is not eligible for a Gross-Up Payment (as defined below); and (ii) any individual who becomes an Eligible Executive after March 31, 2011, in the event it is determined that any payments or benefits provided by the Company to or on behalf of an Eligible Executive (whether pursuant to the terms of this Policy or otherwise) (any such payments or benefits being referred to in this Section as 'Payments'), but determined without taking into account any additional payments required under this Section, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by the Eligible Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to herein as the 'Excise Tax'), then the Eligible Executive shall be entitled to receive an additional payment (a 'Gross-Up Payment') in an amount so that after payment by the Eligible Executive of all federal, state and local taxes (including any interest or penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Eligible Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Eligible Executive otherwise would be entitled to a Gross-Up Payment, but that the Payments to the Eligible Executive do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any Excise Tax (the 'Reduced Amount'), then no Gross-Up Payment shall be made to the Eligible Executive and the Payments shall be reduced to the Reduced Amount. Notwithstanding the foregoing, if it is determined that any individual is not eligible for the Gross-Up Payment because the individual became an Eligible Executive after (i) February 28, 2011 and had an express term in his or her offer letter that provided the individual was not eligible for the Gross-Up Payment; or (ii) after March 31, 2011, but that the individual would be subject to the Excise Tax, then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Section 280G of the Internal Revenue Code or subject to the Excise Tax, but only if, by reason of that reduction, the net after-tax benefit received by such Eligible Executive exceeds the net after-tax benefit such Eligible Executive would receive if no reduction was made. For this purpose, 'net after-tax benefit' means (i) the total of all Payments that would constitute 'parachute payments' within the meaning of Section 280G of the Internal Revenue Code, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to such Eligible Executive (based on the rate in effect for that year as set forth in the Internal Revenue Code as in effect at the time of the first payment of the Payments), less (iii) the Excise Tax. In the event a reduction is required under this Section as provided above, the reduction will occur in the following order unless the Eligible Executive elects in writing a different order, provided, however, such election shall be subject to Company approval which shall not be given if the election does not meet the election requirements necessary to avoid the imposition of the excise tax and penalties under Section 409A of the Internal Revenue Code: (x) reduction of cash payments; (y) cancellation of accelerated vesting of equity awards; and (z) reduction of other employee benefits. If acceleration of vesting of compensation from an Eligible Executive's equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless the Eligible Executive elects in writing a different order for the cancellation, provided, however, such election shall be subject to Company approval which shall not be given if the election does not meet the election requirements necessary to avoid the imposition of the excise tax and penalties under Section 409A of the Internal Revenue Code.”